Exhibit 10.1



                             BONUS PLAN OF DIRECTORS OF PEOPLES STATE BANK


     Directors of the Bank shall receive $500 upon achievement by the Bank of return on equity targets and upon average asset growth targets. Targets shall be established annually by the Board. Payment of the bonus amount shall be made in stock or cash as the Board shall determine.